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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 8, 1996 with respect to the supplemental consolidated financial statements of Renal Care Group, Inc., the use of our reports dated September 30, 1996 with respect to the combined financial statements of Renal Care Group, Inc. (of Tennessee) and Three Unrelated Businesses to be Acquired and the use of our reports dated May 15, 1996 with respect to the combined financial statements of Kidney Care, Inc. et al. in the Registration Statement (Form S-1) and the related Prospectus of Renal Care Group, Inc. for the Registration of 3,000,000 shares of its common stock.

                                          /s/  Ernst & Young LLP

Nashville, Tennessee
October 8, 1996